Exhibit 10.24

LIMELIGHT NETWORKS, INC.

PETER PERRONE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of July 23, 2013 (the “Signing Date”), by and between Limelight Networks, Inc. (the “Company”) and Peter J. Perrone (“Executive”).

1. Duties and Scope of Employment.

(a) Positions and Duties. On or before August 19, 2013 Executive will commence service as the Company’s Senior Vice President, and on or before [November 10, 2013] Executive will also commence service as the Company’s Chief Financial Officer and Treasurer. The date upon which Executive actually commences full time employment as Senior Vice President will be the “Effective Date”. Executive will report to the Company’s Chief Executive Officer (the “CEO”). As of the Effective Date, Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the CEO or the Company’s Board of Directors (the “Board”). The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term.” Executive will be based in San Francisco, California but will spend such time in the Company’s Tempe, Arizona office and will travel on Company business to such other locations and for such periods, as may be necessary or appropriate to carry out his responsibilities or as may be directed by the CEO.

(b) Obligations. During the Employment Term, Executive, except as provided in this Agreement, will devote Executive’s full business efforts and time to the Company and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with each of the Company’s written corporate guidance and ethics guidelines, conflict of interests policies, code of conduct and other policies and procedures as the Company may adopt from time to time. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the CEO (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the CEO, serve in any capacity with any civic, educational, professional, industry or charitable organization, provided such services do not interfere with Executive’s performance of his obligations to Company and are otherwise consistent with the Company’s policies.. Subject to prior approval of the CEO and in appropriate cases (as determined by the Company) approval of the Audit Committee of the Company’s board (which approval will not be unreasonably withheld) Executive may also serve on the board(s) of for-profit business associations provided such participation does not interfere with Executive’s performance of his obligations to the Company, are disclosed in writing to the Company, are consistent with the terms of Executive’s employment with the Company (including without limitation the restrictive covenants in the Confidential Information Agreement, as defined in Section 12 below) and are consistent with the Company’s policies (including without limitation the Company’s Code of Business Conduct). Notwithstanding the foregoing, the Company acknowledges that Executive currently serves on the board of directors for the following entities: [                                         ]. Executive represents that his service on those boards does not violate this Section 1(b).

(c) No Conflicts. Executive hereby represents, warrants and covenants to the Company that as of the Effective Time, Executive will not be a party to any contract, understanding, agreement or policy, written or otherwise, that will be breached by Executive’s entering into, or performing services under, this Agreement. Executive further represents that he has disclosed to the Company in writing all threatened, pending, or actual claims that are unresolved and still outstanding as of the Signing Date, in each case, against Executive of which he is aware, if any, as a result of his employment with any previous employer or his membership on any boards of directors.

(d) Other Entities. Executive agrees to serve if appointed, without additional compensation, as an officer and director for each of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment as determined by the Company. As used in this Agreement, the term “affiliates” will mean any entity controlled by, controlling, or under common control of the Company.

(e) Board Membership. Concurrently with the effectiveness of this Agreement, Executive will tender his resignation from the Board.

2. At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice (in accordance with Section 14, below) to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.

3. Compensation.

(a) Base Salary. Commencing with the Effective Date, the Company will pay Executive an annual salary of $325,000 as compensation for his services (such annual salary, as is then effective, to be referred to herein as “Base Salary”). Executive’s Base Salary will be subject to annual review. The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and will be subject to the usual, required withholdings.

(b) Annual Incentive. Executive will be eligible to receive annual cash incentives payable for the achievement of performance goals established by the Board or by the Compensation Committee of the Board (the “Committee”). During calendar year 2013, Executive’s target annual incentive (“Target Annual Incentive”) will be $200,000. The Target Annual Incentive for 2013 shall be prorated for the portion of calendar year 2013 during which Executive is an employee of the Company. The actual earned annual cash incentive, if any, payable to Executive for any performance period will depend upon the extent to which the applicable performance goal(s) specified by the Committee are achieved. Any annual cash incentives earned pursuant to this Section 3(b) will be paid to Executive as soon as reasonably practicable following the date on which such annual cash incentives are earned, but in no event will be paid later than March 15 of the year following the year in which such annual cash incentives are earned. To be eligible to receive the earned annual cash incentive payment, Executive must be an employee of the Company on the actual bonus payment date, provided however Executive will remain eligible to receive his annual cash incentive amount if he is terminated by the Company without Cause or Executive resigns with Good Reason after December 31 of the year to which the annual cash incentive payment relates and before the actual bonus payment date. For clarity, Executive will not be eligible for an annual cash incentive payment if he voluntarily resigns without Good Reason or is terminated for Cause prior to the actual bonus payment date.

(c) Equity Awards.

(i) On the grant date set by the Committee, the Company will issue to Executive 350,000 Restricted Stock Units (“RSUs”) and one million (1,000,000) non-qualified stock options (“Stock Options”) pursuant the Company’s 2007 Equity Incentive Plan (the “Plan). The Company will address approval of the equity awards described in this Section 3(c) on or before the Effective Date. The RSUs and Stock Options will be granted under and subject to the terms, definitions and provisions of the Plan and the Company’s form of equity award agreement. The exercise price of the Stock Options will be the fair market value of the Company’s common shares (as defined in the Plan) on the grant date (which will be the date the grant is approved by the Committee or such later day as may be set by the Committee in accordance with the Company’s Equity Award Policy). One-quarter (1/4th) of the RSUs will vest on the first anniversary of the Effective Date, and one-sixteenth (1/16th) will vest on December 1, 2014 and an additional one-sixteenth (1/16th) will vest on the first day of each March, June, September and December thereafter until all of the RSUs have vested (four years), provided Executive continues to be a Service Provider through each such vesting date. One-quarter (1/4th) of the Stock Options will also vest on the first anniversary of the Effective Date, and one-forty-eighth (1/48th) of the Stock Options will vest on the 1st day of [October], 2014 and on the 1st day of each month thereafter until all of the Stock Options have vested (four years), provided Executive continues to be a Service Provider through each such vesting date.

(ii) On the grant date set by the Committee, the Company will grant Executive one-hundred-thousand (100,000) Restricted Stock Units (the “Initial RSUs”) under the Plan. The Initial RSUs will fully vest thirty (30) days after the Effective Date, and will be subject to the terms and conditions of the Plan and the written RSU Agreement governing the award.

(iii) Executive may from time to time be issued additional stock options, RSUs or other equity awards under the Plan or a successor plan. Such awards together with the equity awards referenced in this Agreement may be referred to in this Agreement as “Equity Awards.”

(iv) In the event that the Company consummates a Change of Control (as defined below) transaction, 50% of Executive’s then outstanding unvested Equity Awards will vest immediately. In the event Executive’s employment is terminated in Connection with a Change of Control (as defined below), the balance of Executive’s then outstanding Equity Awards may vest as provided in Section 7(b) below, with such vesting being applied in reverse order such that the Equity Awards with the latest vesting first become non-forfeitable under this provision, provided that there remain at least six (6) months of vesting term after application of this reverse order vesting.

(d) Attorneys’ Fees. Executive shall be entitled to receive reimbursement from the Company for the actual, reasonable attorneys’ fees and costs incurred by him in connection with the review and negotiation of this Agreement not to exceed five thousand ($5,000) dollars.

4. Employee Benefits.

(a) Generally. Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies, arrangements and perquisites that are applicable to other senior officers of the Company.

(b) Vacation. Executive will be entitled to receive paid annual vacation in accordance with Company policy for other vice president level officers, but with vacation accrual of not less than five (5) weeks per year.

5. Expenses. The Company will reimburse Executive for reasonable travel, (including business or first class airfare), entertainment and other business expenses, including professional association fees, incurred by Executive in the furtherance of the performance of Executive’s duties hereunder. Executive is expected to travel frequently to the Company’s Tempe, Arizona and other offices. All reimbursements to Executive by the Company pursuant to this Section 5 shall be in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6. Termination of Employment. In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination; (b) pay for accrued but unused vacation; (c) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive; (d) unreimbursed business expenses required to be reimbursed to Executive; and (e) rights to indemnification Executive may have under the Company’s Certificate of Incorporation, Bylaws, this Agreement and the Indemnification Agreement (as defined below) as applicable. In the event Executive’s employment with the Company terminates for any reason (other than Cause, as defined below), Executive will be entitled to exercise any outstanding vested stock options until the first to occur of: (i) the date that is one (1) year following the later of such termination of employment or the date upon which Executive ceases to be a Service Provider (as defined in the Plan), (ii) the applicable scheduled expiration date of such award (in the absence of any termination of employment) as set forth in the applicable award agreement, or (iii) the ten (10) year anniversary of the award’s original date of grant. For purposes of clarity, the term “expiration date” shall be the scheduled expiration of the option agreement and not the period that Executive shall be entitled to exercise such option. In addition, if the termination is by the Company without Cause or resignation by Executive for Good Reason (as defined below), Executive will be entitled to the amounts and benefits specified in Section 7.

7. Severance.

(a) Termination Without Cause or Resignation for Good Reason other than in Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or Executive terminates voluntarily for Good Reason and such termination is not in Connection with a Change of Control, then, subject to Section 8, Executive will receive: (i) continued payment of Executive’s Base Salary (subject to applicable tax withholdings) for twelve (12) months, such amounts to be paid in accordance with the Company’s normal payroll policies; (ii) the actual earned cash incentive, if any, payable to Executive for the current year, pro-rated to the date of termination, with such pro-rated amount to be calculated by multiplying the actually earned portion of the current year’s Target Annual Incentive by a fraction with a numerator equal to the number of days inclusive between the start of the current calendar year and the date of termination and a denominator equal to 365, such amounts to be paid at the same time as similar bonus payments are made to the Company’s other executive officers, and (iii) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans until the earlier of (A) twelve (12) months, payable when such premiums are due (provided Executive validly elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)), or (B) the date upon which Executive and Executive’s eligible dependents become covered under similar plans. For purposes of clarity, the Compensation Committee of the Board of Directors shall determine, in good faith, the extent to which any cash incentive has been earned by Executive.

(b) Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or Executive terminates voluntarily for Good Reason and the termination is in Connection with a Change of Control, then, subject to Section 8, Executive will receive: (i) continued payment of Executive’s Base Salary for the year in which the termination occurs (subject to applicable tax withholdings), for twelve (12) months, such amounts to be paid in accordance with the Company’s normal payroll policies; (ii) the payment in an amount equal to 100% of Executive’s Target Annual Incentive for the year in which the termination occurs (subject to applicable tax withholdings), with such amount to be paid on the first payroll date following the sixtieth (60th) day following the termination date; (iii) 100% of Executive’s then outstanding unvested Equity Awards will vest, and (iv) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans until the earlier of (A) twelve (12) months, payable when such premiums are due (provided Executive validly elects to continue coverage under COBRA), or (B) the date upon which Executive and Executive’s eligible dependents become covered under similar plans.

(c) Resignation Other than for Good Reason or Termination for Cause; Termination Due to Death or Disability. If Executive resigns other than for Good Reason or the Company terminates Executive’s employment for Cause, then, except as provided in Section 6, (i) all further vesting of Executive’s outstanding Equity Awards will terminate immediately and stock options shall be exercisable as provided in Section 6; (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately, and (iii) Executive will be eligible for severance benefits only in accordance with the Company’s then established plans. In the event that Executive’s employment is terminated due to death or Disability, twenty-five percent (25%) of Executive’s then unvested Equity Awards shall vest.

8. Conditions to Receipt of Severance: No Duty to Mitigate.

(a) Separation Agreement and Release of Claims. The receipt of any severance or other benefits pursuant to Section 7(a) or 7(b) will be subject to Executive signing and not revoking a separation agreement and release of claims substantially in the form appended hereto as Exhibit A (the “Release”) and provided that the Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). The Company shall deliver the Release in final version to Executive within five (5) business days after the date of termination. No severance or other benefits pursuant to Section 7(a) or 7(b) will be paid or provided until the Release becomes effective and irrevocable. If the Release does not become effective by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. Any severance payments or benefits under this Agreement that would be considered Deferred Compensation Severance Benefits (as defined in Section 24), will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s “separation from service”, or, if later, such time as required by Section 24. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s “separation from service” but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s “separation from service” and the remaining payments will be made as provided in this Agreement. If Executive should die before all of the severance amounts have been paid, such unpaid amounts will be paid in a lump-sum payment promptly following such event to Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive’s estate.

(b) Non-solicitation of Employees . The receipt of any severance or other benefits pursuant to Section 7(a) or 7(b) is subject to Executive agreeing that during the Employment Term and for twelve (12) months thereafter, Executive will comply with all of the restrictive covenants contained in the Confidential Information Agreement (as defined in Section 12 below), including without limitation, the non-solicitation of employees covenant contained in Section 5 of the Confidential Information Agreement.

(c) Nondisparagement. During the Employment Term and for twelve (12) months thereafter, Executive and the Company in its official communications will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding the other. The Company will instruct its officers and directors to not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding Executive. Notwithstanding the foregoing, nothing contained in this agreement will be deemed to restrict Executive, the Company or any of the Company’s current or former officers and/or directors from providing factual information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable order, subpoena, law or regulation or Executive from making truthful statements in the course of his employment with the Company.

(d) Other Requirements. Executive’s receipt of continued severance payments pursuant to Section 7(a) or 7(b) will be subject to Executive continuing to comply with the terms of the Confidential Information Agreement and the provisions of this Section 8, to the extent consistent with Section 409A (as defined below).

(e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

9. Excise Tax. In the event that the benefits provided for in this Agreement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s severance benefits payable under the terms of this Agreement will be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits. Any reduction in payments and/or benefits required by this Section 9 will occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of Equity Awards; and (3) reduction of other benefits paid or provided to Executive, provided that, within any such category of benefits (that is, (1), (2), or (3) of this sentence), a reduction shall occur first with respect to amounts that are not deferred compensation subject to Section 409A of the Code and then with respect to amounts that are. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for Executive’s Equity Awards. If two or more Equity Awards are granted on the same date, each award will be reduced on a pro-rata basis.

10. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” will mean:

(i) Acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Executive with respect to Executive’s obligations under this Agreement or otherwise relating to the business of the Company, or failure or refusal, after written notice thereof from the CEO and an opportunity to cure of at least 10 business days, to carry out lawful directions from the CEO with respect to Executive’s obligations under this Agreement or relating to the performance of obligations or duties consistent with Executive’s then current position;

(ii) Any act of personal dishonesty taken by Executive in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in the substantial personal enrichment of Executive;

(iii) Executive’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;

(iv) A breach of any fiduciary duty owed to the Company by Executive that has a material detrimental effect on the Company’s reputation or business;

(v) Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not Executive admits or denies liability);

(vi) Executive (A) obstructing or impeding; (B) endeavoring to obstruct, impede or improperly influence, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation will not constitute “Cause”; or

(vii) Executive’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or Executive’s loss of any governmental or self-regulatory license that is reasonably necessary for Executive to perform his responsibilities to the Company under this Agreement, if (A) the disqualification, bar or loss continues for more than thirty (30) days, and (B) during that period the Company uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during Executive’s employment, Executive will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if Executive’s employment is not permissible, Executive will be placed on leave (which will be paid to the extent legally permissible).

(b) Change of Control. For purposes of this Agreement, “Change of Control” will mean the occurrence of any of the following events:

(i) The consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(ii) The approval by the stockholders of the Company, or if stockholder approval is not required, approval by the Board, of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than Goldman Sachs and its related funds and entities, becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities.

(c) Disability. For purposes of this Agreement, “Disability” will mean Executive’s absence from his responsibilities with the Company on a full-time basis for 120 calendar days in any consecutive twelve (12) month period as a result of Executive’s mental or physical illness or injury.

(d) In Connection with a Change of Control. For purposes of this Agreement, a termination of Executive’s employment with the Company is “in Connection with a Change of Control” if Executive’s employment is terminated within three (3) months prior to the execution of an agreement that results in a Change of Control or twelve (12) months following a Change of Control.

(e) Good Reason. For purposes of this Agreement, “Good Reason” means Executive’s voluntary resignation of employment because of the existence of any of the following reasons and which reason(s) continue following the expiration of any cure period (as discussed below), without Executive’s written consent:

(i) A substantial, material reduction without his consent of the Executive’s title, authority, duties, or responsibilities from those in effect immediately prior to the reduction, or a material adverse change in the Executive’s reporting responsibilities, provided however a sale, separation or spin-off of a portion of the Company’s business operations provided the Company remains a going concern and provided Executive’s duties, position and responsibilities with respect to the remaining business operations are not materially reduced will also not be considered a basis for Good Reason resignation;

(ii) A material reduction in Executive’s cash compensation (either Base Salary, or Base Salary and Annual Incentive Target combined) as in effect immediately prior to such reduction. Notwithstanding the foregoing, a one-time reduction that also is applied to other similarly situated executive officers of the Company and which one-time reduction reduces the cash compensation by a percentage reduction of 10% or less in the aggregate will not be deemed material and will not constitute “Good Reason”;

(iii) A failure by the Company to require any successor entity to the Company specifically to assume all of the Company’s obligations to the Executive under this Agreement;

(iv) A material breach by the Company (or its successor) of any material contractual obligation owed Executive pursuant to this Agreement (including, without limitation, the failure of the Company to obtain the assumption of this Agreement by a successor) that is not cured following notice and a reasonable cure period as provided below; or

(v) The relocation of the Executive to a facility or a location more than fifty (50) miles from Executive’s then current location (that is, a requirement that Executive re-locate his permanent residence to a location other than greater San Francisco Bay area), it being recognized that Executive will be required to travel extensively and be present in the Company’s San Francisco, CA and Tempe, AZ offices consistently in performance of his business duties.

Executive will not resign for Good Reason without first providing the Company with written notice within thirty (30) days of the event that Executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days.

11. Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Certificate of Incorporation, Bylaws and an Indemnification Agreement between Executive and Company of even date herewith (the “Indemnification Agreement”). Executive will be provided directors and officers insurance coverage, on terms no less favorable than provided to any other Company executive officer or director.

12. Confidential Information. Executive will execute or if previously executed hereby re-affirms the form of At-Will Employment, Confidential Information, Inventions Assignment and Arbitration Agreement, appended hereto as Exhibit B (the “Confidential Information Agreement”). In the event of any inconsistency between the terms of this Agreement and the terms of the Confidential Information Agreement, this Agreement will prevail.

13. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void. This Section 13 will in no way prevent Executive from transferring any vested property he owns.

14. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally; (b) one (1) day after being sent overnight by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

222 South Mill Ave., Suite 800

Tempe, Arizona 85281

Attn: Senior Director of Human Resources

With copy to:

222 South Mill Ave., Suite 800

Tempe, Arizona 85281

Attn: Chief Legal Officer

If to Executive:

at the last residential address known by the Company.

With a copy to

Ted Wang, Esq.

Fenwick & West LLP

801 California Street

Mountain View, CA 94102

15. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

16. Arbitration. The parties agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration in accordance with the terms of section 12 of the Confidential Information Agreement. The Parties further agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the Confidential Information Agreement.

17. Integration. This Agreement, together with the Confidential Information Agreement, the Indemnification Agreement between the Company and Executive and the forms of equity award agreements that describe Executive’s outstanding Equity Awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement to be signed upon Executive’s hire, the terms in this Agreement will prevail.

18. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

19. Survival. The Confidential Information Agreement and the Company’s and Executive’s responsibilities under Sections 6, 7, 8, 11 and 12 will survive the termination of this Agreement.

20. Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

21. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

22. Governing Law. This Agreement will be governed by the laws of the state of California without regard to its conflict of laws provisions.

23. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

24. Code Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered nonqualified deferred compensation under Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Compensation Separation Benefits”) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(b) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service but prior to the six (6) month anniversary of the separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(d) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(e) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.”

25. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

LIMELIGHT NETWORKS, INC.

/s/ Robert Lento	Date: July 23, 2013
Robert Lento, CEO

EXECUTIVE:

/s/ Peter J. Perrone	Date: July 23, 2013
Peter J. Perrone

[SIGNATURE PAGE TO PERRONE EMPLOYMENT AGREEMENT]

Exhibit A

FORM OF SEPARATION AGREEMENT AND RELEASE OF CLAIMS

Exhibit B

FORM OF CONFIDENTIAL INFORMATION AGREEMENT